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Exhibit 10(w)

AMENDMENT TO CHANGE OF CONTROL AGREEMENT
FOR
[EXECUTIVE NAME]

        THIS AMENDMENT TO CHANGE OF CONTROL AGREEMENT dated as of                (this "Amendment"), amends that certain Change of Control Agreement dated                ,                , as previously amended by Amendment to Change of Control Agreement dated                , 200  (as so amended, the "Agreement") by and among DNB FINANCIAL CORPORATION ("Holding Company"), DNB FIRST, NATIONAL ASSOCIATION, a national banking association with principal offices at 4 Brandywine Avenue, Downingtown, PA 19335 ("Bank") (Holding Company and Bank are sometimes referred to individually and collectively herein as the "Company") and                                    , an individual ("Executive").

Background

        A.    Company and Executive wish to modify the Agreement to comply with certain provisions of the Emergency Economic Stabilization Act of 2008, as amended, including without limitation as amended by ARRA ("EESA") and the American Recovery and Reinvestment Act of 2009 ("ARRA") and any subsequent legislation whether heretofore or hereafter enacted ("Subsequent Legislation") and the regulations, orders and other interpretive actions thereunder ("Implementing Rules") promulgated by any applicable governmental authority ("Applicable Authority"), including without limitation the provisions of the Interim Final Rule on "TARP Standards for Compensation and Corporate Governance" published by the United Stated Treasury Department ("UST") on June 15, 2009 (the "June 2009 Interim Final Rule") (the requirements of EESA, ARRA, Subsequent Legislation and Implementing Rules that maybe applicable to the Company or Executive or the compensation or benefits provided to Executive under this Agreement or otherwise as a result of the Company's participation in TARP are sometimes referred to herein as the "TARP Provisions").

        B.    The Boards of Directors of the Holding Company and the Bank have each approved this Agreement and it is intended to be maintained as part of the official records of the Holding Company and the Bank.

        NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

        1.    Definitions.    Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the respective meanings assigned thereto in the Agreement.

        2.     Effect of TARP Participation.

          (a)    Basic Agreement re Effect of TARP Participation.    Notwithstanding any other provision of the Agreement, if the compensation and benefits to be provided to Executive pursuant to the Agreement, or any portion or element thereof, or any other compensation, benefits or perquisites hereafter agreed upon by the parties, must be reduced, delayed or otherwise modified in order for the Company to comply with any requirements of the TARP Provisions as interpreted and implemented by the Applicable Authorities (the "TARP Requirements"), this Agreement and all such other compensation, benefits and perquisites and agreements relating to any of the foregoing shall automatically be deemed amended to cause the Company to be in compliance at all times with the TARP Requirements. Executive and Company shall negotiate in good faith to document, by amendment or amendments to this Agreement or any other agreements, plans or benefits, the modifications so required, but the parties' failure to reach final agreement shall not negate the provisions of this Section.

          (b)    Agreements Supporting TARP Waiver.    In consideration for the benefits Executive will receive under the Agreement and potentially as a result of Company's continued participation in TARP, Executive hereby voluntarily waives any claim Executive may now or hereafter have against the

  Company for any changes to Executive's compensation or benefits that are required for Company to comply with TARP Requirements. This waiver includes all claims Executive may have under the laws of the United States or any state, and include without limitation any claim for any compensation or other payments Executive would otherwise receive, any challenge to the process by which any of the TARP Requirements were adopted and any tort or constitutional claim about the effect of any of the TARP Requirements on Executive's employment relationship with Company. Executive agrees to execute such waivers and other agreements as may be required by any Applicable Authority in connection with Company's participation in TARP.

        3.    Reaffirmation of Agreement as Amended; Conflicts.    All of the provisions of the Agreement, as amended by this Amendment, remain in full force and effect. In the event that any express provision of the Agreement conflicts with any express provision of this Amendment, the express provisions of this Amendment shall control. All references to the "Agreement" hereafter shall mean the Agreement as amended by this Amendment.

        4.    Amendments.    No amendments to this agreement shall be binding unless in a writing, signed by both parties, which states expressly that it amends the Agreement.

        5.    Prior Agreements.    There are no other agreements between Company and Executive regarding the subject matter of this Amendment. This Amendment is the entire agreement of the parties with respect to its subject matter and supersedes any and all prior or contemporaneous discussions, representations, understandings or agreements regarding its subject matter.

        6.    Assigns and Successors.    The rights and obligations of Company and Executive under this Amendment shall inure to the benefit of and shall be binding upon the successors and assigns of Company and Executive, respectively, provided, however, that Executive shall not assign or anticipate any of his rights hereunder, whether by operation of law or otherwise. For purposes of this Agreement, "Company" shall also refer to any successor to Holding Company or Bank, whether such succession occurs by merger, consolidation, purchase and assumption, sale of assets or otherwise.

        IN WITNESS WHEREOF, the parties hereto have caused the due execution of this Agreement as of the date first set forth above.

Attest:	Holding Company: DNB FINANCIAL CORPORATION
By:
Name:	Name:
Title:	Title:
Attest:	Bank DNB FIRST, NATIONAL ASSOCIATION
By:
Name:	Name:
Title:	Title:
Witness:	Executive:

Print Name:	Name:
Individually

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  Exhibit 10(w)
AMENDMENT TO CHANGE OF CONTROL AGREEMENT FOR [EXECUTIVE NAME]
Background